Exhibit 10.15

February 17, 2026 Josiah Craver

RE: AMENDMENT TO RETENTION AGREEMENT

Dear Josiah:

This letter (this “Amendment”) amends that certain Retention Agreement and Offer of Additional Severance Eligibility between you and Sensei Biotherapeutics, Inc. (the “Company”) dated December 22, 2025 (the “Retention Agreement”). Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Retention Agreement or the Employment Agreement (as defined in the Retention Agreement).

1.
The section of the Retention Agreement titled “Second Retention Bonus” is hereby deleted in its entirety and replaced with the following:

Second Retention Bonus

If you remain employed by the Company through the date of the Company’s next annual or special meeting of stockholders (the “Stockholder Meeting’), and provided you have not tendered your resignation before such date and the Company has not terminated your employment for Cause before the Stockholder Meeting, you will be entitled to receive a retention bonus equal to the sum of: (i) the aggregate of the cash severance payments described in Sections 6.2(a)(i) and 6.2(a)(iii) of the Employment Agreement, plus (ii) an amount equal to 1/12 of the Annual Bonus attributable to the 2026 calendar year, calculated at the full Modified Target Percentage, multiplied by the number of full months that you were employed by the Company in 2026 as of the Stockholder Meeting date (such total amount, the “Second Retention Bonus”). If earned, the Second Retention Bonus will be paid in a lump sum on the next regular payroll date following the Stockholder Meeting and will be subject to applicable payroll withholdings and deductions.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case, prior to the Stockholder Meeting, then, subject to your full compliance with Section 6.1(c) of the Employment Agreement, including but not limited to the Release requirement, and your continued compliance with your obligations to the Company under the Covenants Agreement, the Company will pay you the Second Retention Bonus (with clause (ii) above calculated based on the number of full months you were employed by the Company in 2026 as of the date of termination of your employment), less applicable taxes and withholdings. Such payment will be made on the next regular payroll date after the Release has become effective. For the avoidance of doubt, the Second Retention Bonus is in addition to (and not in lieu of) any severance benefits payable to you pursuant to the Employment Agreement in connection with such termination of employment.

2.
The section of the Retention Agreement titled “Additional Non-CIC Severance Benefit” is hereby deleted in its entirety.
3.
Except as expressly modified by this Amendment, all terms and conditions of the Retention Agreement remain in full force and effect.

If you would like to accept this Amendment, please sign below.

Exhibit 10.15

Sincerely,

/s/ Christopher Gerry

Name: Christopher Gerry

Title: President and General Counsel

Accepted and Agreed:

/s/ Josiah Craver

Josiah Craver

Date: 2/17/2026